Exhibit 10.1
OFFICE LEASE AGREEMENT
BETWEEN
NORMANDY LEXINGTON ACQUISITION, LLC, a Delaware limited liability company
(“LANDLORD”)
AND
GOMEZ, INC., a Delaware corporation
(“TENANT”)

OFFICE LEASE AGREEMENT
     THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of December 11, 2006, by and between NORMANDY LEXINGTON ACQUISITION, LLC, a Delaware limited liability company (“Landlord”) and GOMEZ, INC., a Delaware corporation (“Tenant”) The following exhibits and attachments are incorporated into and made a part of the Lease: Exhibit A (Outline and Location of Premises), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Commencement Letter), Exhibit E (Building Rules and Regulations), Exhibit F (Additional Provisions) and Exhibit G (Notice of Lease).
1.	Basic Lease Information.

1.1	“Building” shall mean the building consisting of four (4) interconnected buildings located at 10 Maguire Road, Lexington, Massachusetts 02421, and commonly known as the Lexington Corporate Center. “Rentable Square Footage of the Building” is deemed to be 285,133 square feet, using BOMA Modified.

1.2	“Premises” shall mean the area shown on Exhibit A to this Lease. The Premises is located on the third floor of the portion of the Building known as “building 3” as shown on Exhibit A. The Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. The “Rentable Square Footage of the Premises” is deemed to be 26,058 square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct.

1.3	“Base Rent”:

Period or Months of	Annual Rate Per	Monthly
Term	Square Foot	Base Rent
Lease Months 1-20	$22.00	$18,696.33 *
Lease Months 21-24	$24.00	$52.116.00
Lease Months 25-36	$25.00	$54,287.50
Lease Months 37-48	$26.59	$57,554.75
Lease Months 49-60	$28.50	$61,887.75
Lease Months 61-72	$30.00	$65,145.00

*	Monthly Base Rent for Lease Months 1-20 shall be based upon 10,198 rsf only.
1.4	“Tenant’s Pro Rata Share”: 9.1%. Tenant’s Pro Rata Share shall be adjusted for changes in the Rentable Square Footage of the Premises and/or the Rentable Square Footage of the Building, including, without limitation,, changes which may result from any condemnation or other taking of a portion of the Building.

1.5	“Base Year” for Taxes: Fiscal Year (defined below) 2007 (i.e., July 1, 2006 to June 30, 2007); “Base Year” for Expenses (defined Exhibit B): calendar year 2007.

For purposes hereof, “Fiscal Year” shall mean the Base Year for Taxes and each period of July 1 to June 30 thereafter.

1.6	“Term”: A period of seventy-two (72) months, subject to Tenant’s option to extend the Term, as set forth in Exhibit F attached hereto and incorporated herein. Subject to Section 3, the Term shall commence on the earlier of (i) the date Landlord delivers the Premises to Tenant with the Landlord work (defined below) Substantially Complete (defined below) and (ii) the date that Tenant commences operations in the Premises (the “Commencement Date”) and, unless terminated early or extended in accordance with this Lease, end on the last day of the seventy-second (72nd) month following the Commencement Date (the “Termination Date”). In addition, if Tenant is entitled to register or record a notice or memorandum of this Lease pursuant to the terms of Section 26, Landlord and Tenant shall also execute and Tenant may register or record, as appropriate, at Tenant’s cost and expense, a Notice of Lease in the form attached as Exhibit G. As used herein, the term “Lease Month” shall mean a calendar month (or, if the Commencement Date is not the first day of a calendar month or the date of expiration or earlier termination of this Lease is not the last day of a calendar month, such partial calendar month in which the Commencement Date or Lease termination occurs).

1.7	“Improvement Allowance”: an amount not to exceed $327,696.00, as further described in the attached Exhibit C.

1.8	“Security Deposit”: Initially, $125,000.00, as more fully described in and reduced pursuant to Section 6.

1.9	[intentionally omitted]

1.10	“Broker(s)”: Mark Roth of Cushman & Wakefield (“Tenant’s Broker”) and Jon Varholak and Ron Friedman of Richards Barry Joyce & Partners, LLC (“Landlord’s Broker”).

1.11	“Permitted Use”: General office use, with an approximately 1,523 rsf Network Operations Center (defined below) as an ancillary use to the Tenant’s business conducted in the Premises. Tenant shall have the right to expand the Network Operations Center (provided the same shall not exceed 3,000 rentable square feet) subject to and in compliance with the terms and provisions of this Lease.
1.12	“Notice Address(es)”:
Landlord: Normandy Lexington Acquisition, LLC
For all Notices:
Steve Smith
Normandy Real Estate Management
1776 On the Green
67 Park Place
East Morristown, New Jersey 07960

With a copy to:
Raymond P. Trevisan
Principal, General Counsel
Normandy Real Estate Partners
67 Park Place East, 8th Floor
Morristown, New Jersey 07960
With-a copy to:
McCarter & English LLP
225 Franklin Street
Boston, Massachusetts 02110
Attention: Diane M. McDermott, Esq.
Tenant: Gomez, Inc.
Pre-Commencement Date:
420 Bedford Road
Lexington, MA 02421
Attn: Richard M. Darer
Post-Commencement Date:
                              At the Premises.
Attn: Richard M. Darer
1.13	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 8:00 a.m. to 6:00 p.m. on Business Days and 9:00 a.m. to 1:00 p.m. on Saturdays.

1.14	“Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate agreement (the “Work Letter”), if any, attached to this Lease as Exhibit C.

1.15	“Property” means the Building and the parcel(s) of land on which it is located and the parking facilities and other improvements and amenities, if any, serving the Building and the parcel(s) of land on which they are located.

2.	Lease Grant.
     The Premises are hereby teased to Tenant from Landlord, together with the right to use any portions of the Property that are from time to time designated by Landlord for the common use of tenants and others (the “Common Areas”). Nothing contained herein shall affect Landlord’s right to add to, subtract from, or alter the Common Areas, so long as the same does not materially adversely affect Tenant’s access to the Premises, Tenant’s rights under this Lease or materially reduce the number of parking spaces available to Tenant.
       To the extent the same are provided for the non-exclusive use of all tenants and occupants of the Property, Tenant may use the Building amenities, including the fitness center, locker rooms, showers and cafeteria subject to (i) the Building Rules and Regulations and other rules, regulations and fees with respect to such amenities adopted by Landlord from time to time and (ii) Landlord’s right to temporarily discontinue any or all of such amenities at Landlord’s sole discretion as Landlord shall deem necessary at any time and from time to time (provided, however, that Landlord shall use commercially reasonable efforts to minimize the duration of such temporary discontinuance). Notwithstanding the foregoing, Landlord shall continue to provide a fitness center and cafeteria on the Property of a type and quality reasonably similar to those provided as of the date hereof (at any location on the Property as determined by Landlord in its reasonable discretion). Landlord shall provide Tenant with no less than thirty (30) days’ advance written notice (except in the event of an emergency) of any temporary discontinuance or change in the location of the fitness center and/or cafeteria.
       Subject to the provisions hereof Tenant shall have access to and use of the Premises twenty-four (24) hours per day and three hundred sixty-five (365) days per year. If Tenant desires access outside of Building Service Hours, Tenant will adhere to the Building rules and regulations regarding such access.
3.	Adjustment of Commencement Date; Possession.

3.1	Pursuant to the Work Letter, Landlord shall use commercially reasonable efforts to perform Landlord Work prior to the April 1, 2007 (the “Target Commencement Date”). In the event the Landlord Work is Substantially Complete (defined below) after the Target Commencement Date, the date of Substantial Completion of the Landlord Work shall be the actual Commencement Date and the Termination Date will be the last day of the Term as determined based upon the actual Commencement Date. Landlord’s failure to Substantially Complete the Landlord Work by the Target Commencement Date shall not be a default by Landlord or otherwise render Landlord liable for damages except that the Tenant shall receive a rent credit equal to one day for each day beyond the Target Commencement Date that Landlord has not delivered the Premises to Tenant with the Landlord Work Substantially Complete, subject to Tenant Delay as hereafter provided. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement in the form attached as Exhibit D. The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work has substantially been performed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises, which items shall be jointly determined by Landlord and Tenant following an inspection of the Premises to be conducted promptly following receipt of Landlord’s notice to Tenant of Substantial Completion of the Landlord Work (collectively, the “Punch List Items”). Landlord shall use commercially reasonable efforts to complete the Punch List Items within thirty (30) days following the Commencement Date. If Landlord is delayed in the performance of the Landlord Work as a result of the acts or omissions of Tenant (which shall be subject at least 24 hour notice from Landlord by email and phone to Rick Darer at rdarer@gomez.com and 781.698.9370 — or such other contact as Tenant may designate in writing to Landlord from time to time — before any Tenant Delay shall be imposed), the Tenant Related Parties (defined in Section 13) or their respective contractors or vendors, including, without limitation, Tenant’s delay in approving the Plans (defined in Exhibit C), changes requested by Tenant to the approved Plans, Tenant’s failure to comply with any of its obligations under this Lease, or the specification of any materials or equipment with long lead times (a “Tenant Delay”), the Target Commencement Date shall be extended one day for each day of Tenant Delay. In the event that the Landlord has not delivered the Premises with the Landlord Work Substantially Complete by the date which is ninety (90) days after the Target Commencement Date, subject to an extension of one day for each day delay attributable to Tenant Delay, then the Tenant shall have the right to terminate this Lease upon thirty (30) days advance written notice to the Landlord. In the event the Landlord Substantially Completes the Landlord Work within said thirty (30) day period, then the Tenant’s termination notice shall be deemed automatically withdrawn.

3.2	Subject to Landlord’s obligation to perform Landlord Work and comply with its obligations under this Lease, the Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord except as otherwise specifically set forth herein. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition except for Punch List Items and latent defects. Landlord represents and warrants to Tenant that as of the date hereof to Landlord’s actual knowledge (a) Landlord has received no notice of any release of Hazardous Materials at or from the Premises or portions of the Property to which Tenant has access during Landlord’s period of ownership and (b) Landlord has not received any notices of any proposed condemnation of any part of the Property or any assessments or betterments assessed against the Property which have not been disclosed to Tenant in writing. If Tenant takes possession of and commences operations in the Premises before Substantial Completion of Landlord Work, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.01) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is deemed to be in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

4.	Rent.

4.1	Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term, and the first monthly installment of Additional Rent for Expenses and Taxes, shall be payable on or before March 1, 2007. Unless otherwise specifically set forth herein, all other items of Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. In addition, past due Rent shall accrue interest at 12% per annum (i) for the first late payment in any calendar year, from the date that is five (5) days after notice that the some is due until actually paid and (ii) for the second and all subsequent late payments in any calendar year, from the due date until actually paid. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease but may be abated to the extent expressly permitted hereunder.

4.2	Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses in accordance with Exhibit B of this Lease.

5.	Compliance with Laws; Use.
          The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises (but Tenant shall not be responsible for compliance with laws relating to general office use as of the Commencement Date, which shall be the Landlord’s responsibility). In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s specific use of the Premises, i.e., other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law relating to the Premises or the Property. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9), provided the same are uniformly enforced against all tenants of the Property and provided further that Tenant shall not be obligated to comply with any changes to the rules and regulations attached as Exhibit E hereto during the Term unless: (a) Landlord gives Tenant at least thirty (30) days prior written notice thereof; and (b) the changes do not materially adversely affect Tenant’s use and occupancy of the Premises and Tenant’s rights under this Lease.

6.	Security Deposit.
     The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past-due Rent or to cure any Default (defined in Section 18) by Tenant. If Landlord uses any portion of the Security Deposit, Tenant shall, within five (5) business days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within thirty (30) days after the later to occur of (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25. Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.
     The Security Deposit shall initially be in the form of $125,000.00 cash. Tenant shall provide an irrevocable letter of credit (the “Letter of Credit”) on or before the date that is sixty (60) days following the date hereof, which Letter of Credit shall: (a) be in the initial amount of $125,000.00; (b) be issued on a form reasonably acceptable to Landlord in Landlord’s reasonable discretion; (c) name Landlord as its beneficiary; and (d) be drawn on an FDIC insured financial institution satisfactory to the Landlord. The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than 1 year. Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least sixty (60) days after the Termination Date of the Lease. If Tenant fails to furnish such renewal or replacement at least sixty (60) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Section 6. Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by a national bank satisfactory to Landlord at the time of the issuance thereof. Within five (5) business days of Landlord’s receipt of the Letter of Credit, Landlord shall remit the initial $125,000 cash Security Deposit to Tenant.
     If Landlord draws on the Letter of Credit (or cash Security Deposit, as applicable) as permitted in this Lease or the Letter of Credit, then, upon demand of Landlord, Tenant shall restore the amount available under the Letter of Credit (or the amount of cash) to its original amount by providing Landlord with an amendment to the Letter of Credit evidencing that the amount available under the Letter of Credit has been restored to its original amount (or providing immediately available funds to Landlord within five (5) business days of Landlord’s notice of a draw of the cash Security Deposit).
     Notwithstanding anything herein to the contrary, (a) if no Default exists at the commencement of the twenty-first (21st) month after the Commencement Date, the required amount of the Security Deposit shall be reduced to $100,50000 on the 1st day of the twenty-first (21st) month after the Commencement Date and (b) if no Default exists at the commencement of the thirty-sixth (36th) month after the Commencement Date, the required amount of the Security Deposit shall be reduced to $83,000,00 on the 1st day of the thirty-sixth (36th) month after the Commencement Date. Landlord shall cooperate with Tenant, at Tenant’s sole cost and expense, to effectuate an amendment to such letter of credit reflecting the reduction in the Security Deposit as provided herein.
7.	Building Services.

7.1	Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories; (b) customary heat and air conditioning in season during Building Service Hours; provided that Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service so long as Tenant requests same by written notice to Landlord not later than 12:00 noon on the Business Day preceding the day of such overtime usage; (c) standard janitorial service on Business Days (which shall not include any janitorial service to the Network Operations Center (defined in the work Letter)); (d) Elevator service; (e) Electricity in accordance with the terms and conditions in Section 7.02; and (f) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

7.2	(a) Electricity shall be distributed to the Premises either by the electric utility company selected by Landlord to provide electricity service for the Building or, at Landlord’s option, by Landlord; and Landlord shall permit Landlord’s wires and conduits, to the extent available, suitable and safely capable, to be used for such distribution. If and so long as Landlord is distributing electricity to the Premises, Tenant shall obtain all of its electricity from Landlord and shall pay all of Landlord’s charges as Additional Rent, which charges shall be based on meter readings from a submeter to the Premises to be installed by Landlord at Tenant’s cost. All electricity used during the performance of janitorial service, or the making of any alterations or repairs in or to the Premises, or the operation of any special air conditioning system serving the Premises, shall be paid by Tenant.

Landlord has advised Tenant that presently NSTAR (the “Electric Service Provider”) is the electric utility company selected by Landlord to provide electricity service for the Building. Notwithstanding the foregoing, Landlord reserves the right at any time and from time to time before or during the Term to either contract for electric service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an “Alternative Service Provider”) or continue to contract for electricity service from the Electric Service Provider. Tenant shall cooperate with Landlord, the Electric Service Provider and any Alternative Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Electric Service Provider and any Alternative Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring and other machinery within the Premises provided Landlord uses commercially reasonable efforts to minimize interference with Tenant’s business operations in connection therewith.

(b) Without the consent of Landlord, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Building Service Hours or overall load, that which Landlord reasonably deems to be standard for the Building. Landlord shall have the right to measure electrical usage by commonly accepted methods. If it is determined that Tenant is using excess electricity, Tenant shall pay Landlord for the reasonable cost of such excess electrical usage as Additional Rent.
7.3	Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. Notwithstanding the foregoing, in the event a Service Failure that is within the reasonable control of Landlord continues for a period in excess of five (5) consecutive days, Tenant’s Base Rent shall abate on a day-by-day basis in proportion to the portion of the Premises that Tenant is unable to use for the Permitted Use. In the event that the Service Failure that is within the reasonable control of Landlord continues for more than a two (2) month consecutive period from the date of the Service Failure, the Tenant shall have the right to terminate this Lease by thirty (30) clays advance notice to the Landlord in which event this Lease shall terminate on said 30th day as if the Lease expiration date were on such date. Provided, however, if the Service Failure is cured within said thirty (30) day period, then the termination notice shall be deemed automatically withdrawn. The foregoing rent abatement and termination right shall be the Tenant’s sole remedies for any interruption of Tenant’s business operations due to such Service Failure.

8.	Leasehold Improvements.
          All improvements in and to the Premises, including the improvements made as part of Landlord Work and any Alterations made by Tenant thereafter (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. For purposes hereof, alterations or improvements that, in Landlord’s reasonable judgment and designated as such (if ever) pursuant to Section 9.3 below, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements are collectively referred to as “Required Removables”. Required Removables shall include, without limitation, internal stairways, raised floors, personal restrooms and showers, vaults, rolling file systems and structural alterations and modifications. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense.
9.	Repairs and Alterations.

9.1	Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear and casualty and governmental takings damage excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. To the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost, in excess of the insured amount carried by Landlord, of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to commence making any repairs to the Premises within fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency) and provided commencement of repairs is feasible during said period of time, then Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

9.2	Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building (including the foundation and exterior walls); (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general (but Tenant shall be solely responsible for the maintenance, repair or replacement of any supplemental Building mechanical components serving only the Premises including without limitation any supplemental HVAC equipment to be located on the roof); (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible.

9.3	Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is not visible from the exterior of the Premises or Building; (b) will not affect the Base Building; (c) does not require work to be performed inside the walls, below the floor, or above the ceiling of the Premises and (d) the cost of such work does not, exceed $50,000. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.3. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord (but such security shall not be required for Cosmetic Alterations or Alterations that do not impact the Base Building and areas outside of the Premises). Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord, as Additional Rent, a fee for Landlord’s oversight and coordination of any Alterations other than Cosmetic Alterations equal to 5% of the cost of the Alterations (except for Landlord Work, for which Landlord’s oversight and coordination fee shall be as set forth in the Work Letter). Upon completion, Tenant shall furnish “as-built” plans for all Alterations other than Cosmetic Alterations, completion affidavits and full and final waivers of lien. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law. Except if otherwise designated in Landlord’s consent to any Alteration (or, in the case of a Cosmetic Alteration, within thirty (30) days after Landlord’s receipt of Tenant’s final plans for such Cosmetic Alteration) all Alterations shall remain upon and be surrendered with the Premises, as a part thereof, upon the expiration or earlier termination of this Lease.

10.	Entry by Landlord.
          Landlord may enter the Premises to inspect, show (within the final nine (9) months of the lease Term) or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services during regularly scheduled times, Landlord shall provide Tenant with reasonable prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of and business operations in the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent. Notwithstanding the foregoing, except in emergencies, Landlord may only access the Network Operations Center if accompanied by a representative of Tenant.
11.	Assignment and Subletting.

11.1	Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. Any attempted Transfer in violation of this Section is voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease.

11.2	Except in connection with a Permitted Transfer or if the total rentable square footage of subleased space in the Premises is less than 25% of the total rentable square footage of the Premises, prior to any Landlord consent to a Transfer Tenant shall provide Landlord written notice of Tenant’s intention to Transfer the Premises (the “Transfer Notice”) which shall include the name of the proposed transferee, any letter of intent or letter of understanding with such proposed transferee and the basic terms (including any proposed construction) of the proposed transfer to the extent not contained in a letter of intent or letter of understanding. Within ten (10) days of Landlord’s receipt of the Transfer

Notice, Landlord may elect in writing to Tenant to recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, and Tenant shall reimburse Landlord, as additional rent, Landlord’s reasonable cost to re-demise the Premises (if necessary) with Building standard materials. In the event Landlord does not exercise its right to recapture within said ten (10) days, Landlord shall be deemed to have waived its recapture right with respect to such Transfer Notice. Tenant shall provide Landlord with financial statements for the proposed transferee and such other information as Landlord may reasonably request. Within ten (10) days after receipt of an original fully-executed copy of the proposed assignment, sublease or other Transfer, together with such other information and documentation reasonably requested by Landlord, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord or (b) reasonably refuse to consent to the Transfer in writing. Tenant acknowledges and agrees that it shall not be unreasonable for Landlord to withhold its consent if there is any material change between the terms of the executed Transfer documents and the basic terms of the proposed Transfer as set forth in the Transfer Notice. Tenant shall pay to Landlord, as Additional Rent, a review fee of up to $1,500.00 for Landlord’s review of any Permitted Transfer or requested Transfer.

11.3	Tenant shall pay Landlord, as Additional Rent, 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer less Tenant’s costs for inducement rent, tenant improvements and brokerage commissions in connection with any such Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within thirty (30) days after Tenant’s receipt of the excess. Tenant may deduct from the excess, on a straight-line basis over the term of such Transfer, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer. If Tenant is in Default, Landlord may require by written notice to Tenant that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.4	Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) a Default has not occurred; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; (c) the use is only for the Permitted Use; and (d) Tenant shall give Landlord written notice as soon as practicable following the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant (for such period of time as such entity continues to be, controlled by, controlling or under common control with Tenant, it being agreed that the subsequent sale or transfer of stock resulting in a change in voting control, or any other transaction(s) having the overall effect that such entity ceases to be controlled by, controlling or under common control with Tenant, shall be treated as if such sale or transfer or transaction(s) were, for all purposes, an assignment of this Lease governed by the provisions of this Article 11).

12.	Liens.
          Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within fifteen (15) days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees. Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord, subject to the provisions of Section 9.3 hereof.
13.	Indemnity.
          Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord. In addition to the foregoing Tenant agrees that Landlord shall have no responsibility or liability whatsoever for any loss or damage, however caused, to furnishings, fixtures, equipment, or other personal property of Tenant or of any persons claiming by, through, or under Tenant. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties and subject to the provisions of Section 15 below, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees.

14.	Insurance.
          Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $3,000,000.00 (provided that Landlord agrees to accept a minimum combined single limit of $2,000,000.00 with an umbrella policy of no less than $10,000,000 combined single limit upon terms acceptable to the Landlord, it being acknowledged that the terms of the current commercial umbrella coverage with The Hartford, Insurance Binder #08-XHU-UF9336, are acceptable); (b) Property/Business Interruption Insurance written on an All Risk or Special Perils form, with coverage for broad form water damage including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal. property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant; (c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees), the holder(s) of any mortgage(s) encumbering the Premises, the managing agent for the Building (or any successor) and other designees of Landlord and its successors as the interest of such designees shall appear, as all of the foregoing shall be designated by written notice to Tenant. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least thirty (30) days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. Landlord shall maintain throughout the Term commercially reasonable policies of so called All Risk property insurance on the Building and other improvements at the Property, at replacement cost value as reasonably estimated by Landlord. Landlord shall also carry throughout the Term commercially reasonable commercial general liability insurance with respect to the Common Areas: Upon written request by Tenant during the Term, Landlord shall use commercially reasonable efforts to provide Tenant with certificates of insurance evidencing that the foregoing coverage is in full force and effect within thirty (30) days of such written request.
15.	Subrogation.
          Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, the Property or any contents thereof, including rights, claims; actions and causes of action based on negligence, to the extent such loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

16.	Casualty Damage.

16.1	If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that (a) the Premises or (b) any Common Areas necessary to provide access to the Premises or (c) more than 10% of the parking available to Tenant cannot be made tenantable within 270 days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) days after receipt of the Completion Estimate (except that in the event of (c) above, Landlord shall have to option of providing commercially reasonable replacement and/or satellite parking, within sixty (60) days of the casualty, whereupon Tenant’s termination right shall be void with respect to such casualty). Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than one year of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building occurs.

16.2	If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord which do not materially and adversely affect Tenant’s right under this Lease. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Alterations (if any); provided if the estimated cost to repair such Alterations exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, Tenant shall opt in writing either (a) to have the Premises restored without said Alterations; or (b) to pay the excess cost of such repairs to Landlord prior to Landlord’s commencement of repairs, but in no event later than fifteen (15) days after determination of the amount of such excess costs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof provided Landlord uses commercially reasonable efforts to minimize the interference with Tenant’s business operations in the Premises during any such repair. Provided that Tenant is not then in Default, during any period of time that any portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant (and shall abate entirely if Tenant cannot operate its business in the Premises as a result of the Casualty).

17.	Condemnation.
          Either party may terminate this Lease if any material part of the Premises or more than 10% of the parking spaces available to Tenant or all other material means of access to the Building or the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). For this purposes of this Section 17, a “material” part of the Premises shall be over 20% of the Premises and shall also include any such taking that materially adversely affects Tenant’s access to the Premises or reduces the availability of parking below 3.5 spaces for every 1,000 rentable square feet. In the event of a Taking which results in the reduction of parking, the Landlord shall have the right, at its sole discretion, to provide substitute reasonably similar parking within sixty (60) days of the Taking. Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. Except as provided below, all compensation awarded for a Taking shall be the property of Landlord. The rights to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.
18.	Events of Default.
          Each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for five (5) days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within ten (10) days after such notice to Tenant and diligently pursues the cure to completion; (c) Tenant or any guarantor of the Lease becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors or loses its right to conduct business; (d) the leasehold estate is taken by process or operation of Law; (e) [intentionally omitted]; or (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on three (3) separate occasions during any twelve (12) month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant, which shall not require notice and which shall not require a cure period. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19.	Remedies.

19.1	Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and direct damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b) Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but, except as expressly provided below, shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its sole discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Terra, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting.

19.2	In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy.

Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

20.	Limitation of Liability.
          NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY AND THE RENTS, PROFITS AND PROCEEDS THEREFROM, FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD, TENANT, NOR ANY LANDLORD- OR TENANT-RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, IN NO EVENT SHALL LANDLORD, TENANT, NOR ANY LANDLORD- OR TENANT-RELATED PARTY BE LIABLE TO THE OTHER PURSUANT TO THIS LEASE FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.
          LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.
21.	[intentionally Omitted.]

22.	Holding Over.
          If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover for the first thirty (30) days of the holdover and 200% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover after said thirty (30)-day period. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all damages that Landlord suffers from the holdover (including without limitation consequential damages) if Tenant’s holdover has exceeded thirty (30) days.
23.	Subordination to Mortgages; Estoppel Certificate.
          Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”) and to any future Mortgage provided that in the case of a future Mortgage the subordination shall be subject to the proposed lender providing the Tenant such lender’s standard form Subordination, Non-Disturbance and Attornment Agreement. The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease provided said successor agrees in writing to assume Landlords obligations under this Lease. Landlord and Tenant shall each, within ten (10) days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser or assignee or subtenant). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable.
24.	Notice.
          All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address; 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.
25.	Surrender of Premises.
          At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and casualty and governmental takings damage. If Tenant fails to remove any of Tenant’s Property within two (2) days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.
26.	Miscellaneous.

26.1	This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Landlord and Tenant each represents and warrants to the other that each individual executing this Lease on their behalf is authorized to do so. Tenant represents and warrants to Landlord that it is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

26.2	If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel.

26.3	Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

26.4	Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

26.5	Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

26.6	Time is of the essence with respect to Tenant’s exercise of any expansion or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party. of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

26.7	Landlord shall not disturb Tenant’s use of the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements within any applicable grace period provided hereunder. This covenant shall be binding upon Landlord and its successors (which term shall include Mortgagee only to the extent set forth in a so-called subordination, non-disturbance and attornment agreement) only during its or their respective periods of ownership of the Building.

26.8	This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

26.9	Tenant shall not record this Lease or any memorandum or notice without Landlord’s prior written consent; provided, however, Landlord agrees to consent to the recordation or registration of a memorandum or notice of this Lease, at Tenant’s cost and expense (and in a form reasonably satisfactory to Landlord), if the initial term of this Lease or the initial term plus extension terms granted exceed, in the aggregate, seven (7) years. If this Lease is terminated before the Term expires, upon Landlord’s request the parties shall execute, deliver and record an instrument acknowledging the above and the date of the termination of this Lease, and Tenant appoints Landlord its attorney-in-fact in its name and behalf to execute the instrument if Tenant shall fail to execute and deliver the instrument after Landlord’s request therefor within ten (10) days.

26.10	Within fifteen (15) days after Landlord’s request, Tenant will finish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. Notwithstanding the foregoing, Tenant shall have no obligation to provide to Landlord financial statements as provided in the preceding sentence more often than once per year during the Term. Tenant will discuss its financial statements with Landlord and will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s lenders or prospective purchasers of the Building, (2) in litigation between Landlord and Tenant, and (3) if rewired by court order.

26.11	Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord, as Additional Rent, for Landlord’s reasonable costs (not to exceed $1,500) incurred in reviewing the proposed action or consent, including, without limitation, reasonable attorneys’, engineers’ or architects’ fees, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

26.12	Tenant and its telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies shall have no right of access to and within the Building, for the installation and operation of telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent. Landlord shall not unreasonably withhold its consent to the installation and operation of such telecommunications systems, telecommunication services and/or transmission systems if located entirely within the Premises; otherwise, Landlord may withhold or delay its consent in its sole discretion.

26.13	Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone (excepting (i) Tenant’s legal and business representatives, to whom Tenant covenants it shall make aware of this confidentiality provisions, and (ii) disclosures made pursuant to the order of a court or governmental authority of competent jurisdiction), by any manner or means, directly or indirectly, without Landlord’s prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

26.14	The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Building. Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Building except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws. If Tenant breaches its obligations under this Section 26.15, Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including attorneys’ fees and cost of clean up and remediation) arising from Tenant’s failure to comply with the provisions of this Section 26.14. This indemnity provision shall survive termination or expiration of the Lease.

27.	OFAC Compliance.

(a)	Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. l et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b)	Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

(c)	Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.
     Landlord and Tenant have executed this Lease as an instrument under seal as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

NORMANDY LEXINGTON
ACQUISITION, LLC, a Delaware limited
liability company

/s/ Leona Maddocks	By: /s/ Raymond P. Trevisan

Name: Leona Maddocks	Name: Raymond P. Trevisan

Title: Vice President

Name: (print):

WITNESS/ATTEST:	TENANT:

GOMEZ, INC., a Delaware corporation

By: /s/ Richard M. Darer

Name (print):	Name: Richard M. Darer

Title: VP & CFO

Name (print):	12/18/06

EXHIBIT A
OUTLINE AND LOCATION OF PREMISES

EXHIBIT A
Legal Description
That certain parcel of land situate in Lexington in the County of Middlesex, Commonwealth of Massachusetts, bounded and described as follows:
Northerly by the middle line of Mellex Road, ninety-five and 48/100 feet;
Easterly by land now or formerly of Charles A. Linehan, one hundred one and 07/100 feet; and
Southwesterly by Parcel 18 as shown on plan hereinafter mentioned, one hundred twenty-nine and 83/100 feet
Said parcel is shown as Lot 3 on said plan.
Also another certain parcel of land situate in said Lexington, bounded and described as follows:
Northwesterly by the middle line of Mellex Road, about five hundred and five feet;
Northeasterly, one hundred and twenty feet;
Northwesterly, one hundred eighty-two and 37/100 fact, and
Westerly, seventy-five and 69/100 feet, by land now or formerly of Robert Melanson et al;
Northeasterly by Parcel 18 as shown on said plan hereinafter motioned, one hundred eighty-three and 30/100 feet;
Easterly, one hundred sixty-two and 17/100 feet, and
Northerly, one hundred forty-nine and 61/100 feet, by land now or formerly of Charles A, Linehan;
Northeasterly by Parcel l6 on said plan, four hundred nine and 09/100 feet;
Southeasterly by land now or formerly of The Commonwealth of Massachusetts, about eight hundred feet;
Southwesterly by the middle line of Kiln Brook (also known as Tar Kiln Brook or Shawsheen River), about seven hundred and five feet; and
Northwesterly, about two hundred and thirty six feet, and
Southwesterly, one hundred twenty-eight and 13/100 feet, by land now or formerly of Nicholas DeFelice et al.

Said parcel is shown as Lot 4 on said plan.
Also another certain parcel of land situate in said Lexington, bounded and described as follows:
Northerly by land now or formerly of Charles A. Linehan, one hundred seventy-four and 78/100 feet;
Northeasterly, one hundred eleven and 73/100 feel, and
Easterly, one hundred forty-eight and 73/100 feet, by land now or formerly of The Commonwealth of Massachusetts; and
Southwesterly by Parcel 16 as shown on said plan hereinafter mentioned, three hundred twenty-three and 91/100 feet.
Said parcel’s shown as Lot 5 on said plan.
All of said boundaries are determined by the Court to be located as shown on a subdivision plan, as approved by the Court, filed in the Land Registration Office, a copy of which is filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 638, Page 138, with Certificate 101688.
So much of said lots 3 and 4 as is included within the limits of said Mellex Road is subject to the rights of all persons lawfully entitled thereto in and over the same; and there is appurtenant to said lots 3 and 4 and also said Lot 5 the right to use the whole of said Mellex Road, as shown on said plan, in common with all other persons lawfully entitled thereto.
There is appurtenant to said lots 3, 4, and 5 a right of way over the way on said Commonwealth of Massachusetts land as set forth in a judgement to Declaration of Taking in a Decree issued by the District Court of U.S.A. (District of Massachusetts) Misc. Civil Case No. 6587, duly recorded on June 16, 1943 in Book 6686, Page 137, as amended by proceedings in said Court, in so far as in force and applicable.
Also another certain parcel of land situate in said Lexington, bonded and described as follows:
Northeasterly by the southwesterly line of Maguire Road, sixty and 50/100 feet;
Easterly, seventy-five and 69/100 feet,
Southeasterly, one hundred eighty-two and 37/100 feet, and
Southwesterly, one hundred and twenty feet by land now or formerly of Westlex Corporation; and
Northwesterly and Northerly by the middle line of Mellex Road, two hundred sixteen and 77/100 feet.
All of said boundaries are determined by the Court to be located as shown on a plan, as modified and approved by the Court, filed in the Land Registration Office, a copy of a portion of which is filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 661, Page 137, with Certificate 106287.
So much of the above described land as is included within the limits of said Mellex Road is subject to the rights of all persons lawfully entitled thereto in and over the same; and there is appurtenant to the above described land the right to use the whole of said Mellex Road, as shown on said plan, in common with all other persons lawfully entitled thereto in and over the same.
Also another certain parcel of land situate in said Lexington, bounded and described as follows:
Southwesterly by the northeasterly line of Maguire Road, three hundred twenty-seven and 64/100 feet;
Westerly by lands now or formerly of Westlex Corporation and of Nicholas DeFelice et al, one hundred thirty-two and 49/100 feet;
Northerly by the southerly line of Westview Street, two hundred fifty-one and 55/100 feet;
Easterly, seventy-seven and 40/100 feet, and
Northerly, one hundred five and 43/100 feet by land now or formerly of New England Water Supply Corp.;
Easterly by land now or formerly of the Commonwealth of Massachusetts, two hundred nineteen and 66/100 feet; and
Southerly by other land now or formerly of said Westlex Corporation, one hundred seventy-four and 78/100 feet.
Said parcel is shown as Lot 1 on plan hereinafter mentioned.
Also another certain parcel of land situate in said Lexington, bounded and described as follows:
Northeasterly by the southwesterly line of said Maguire Read, two hundred fifteen and 15/100 feet; and
Southerly, one hundred forty-nine and 61/100 feet, and
Westerly, one hundred sixty-two and 17/100 feet by other land now or formerly of said Westlex Corporation.
Said parcel is shown as Lot 2 on said plan hereinafter mentioned.
All of said boundaries are determined by the Court to be located as shown on a plan, as modified and approved by the Court, filed in the Land Registration Office, a copy of a portion of which is filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 661, Page 138 with Certificate 106288.

So much of said Lot 1 as is included with the areas marked Construction Basements and Sewer Easement twenty feet wide, approximately shown on said plan, is subject to easements as set forth in a taking by the Town of Lexington for sewers filed as Document 350471 recorded in Book 9525, Page 379.

EXHIBIT B
EXPENSES AND TAXES
     This Exhibit is attached to and made a part of the Lease by and between NORMANDY LEXINGTON ACQUISITION, LLC, a Delaware limited liability, company (“Landlord”) and GOMEZ, INC., a Delaware corporation (“Tenant”) for space in the Building located at 10 Maguire Road, Lexington, Massachusetts 02421.
1.	Payments

1.1	Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined below) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined below) for each Fiscal Year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses or Taxes in any calendar year or Fiscal Year decrease below the amount of Expenses or Taxes for the Base Year, Tenant’s Pro Rata Share of Expenses or Taxes, as the case may be, for that calendar year or Fiscal Year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year or Fiscal Year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of both the Expense Excess and Tax Excess. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate.

1.2	As soon as is practical following the end of each calendar year or Fiscal Year, as the case may be, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year or Fiscal Year, as the case may be including providing a copy of the actual tax bill(s) for the Property. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year or Fiscal Year, as the case may be, is more than the actual Expense Excess or actual Tax Excess for the prior calendar year or Fiscal Year, as the case may be, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year or Fiscal Year, as the case may be, is less than the actual Expense Excess or actual Tax Excess, for such prior calendar year or Fiscal year, as the case may be, for such prior year, Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year.

2.	Expenses

2.1	“Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation: (a) all labor and labor related costs; (b) management fees (which management fees shall be capped at 3% of the gross rents of the Property only during such time as Normandy Lexington Acquisition, LLC, or an entity of which the principals of Normandy Lexington Acquisition, LLC have a controlling interest, is the owner of the Property); (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and reasonable deductibles; (Ii) electricity, gas and other utility costs for the Common Areas; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made subsequent to the Base Year which are: (I) performed primarily to reduce current or future operating expense costs which result in actual operating expense savings, upgrade Building security or otherwise improve the operating efficiency of the Property; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

2.2	Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases, the cost of any work or service performed for any tenant (other than Tenant) to a greater extent or in a materially more favorable manner than that furnished generally to the tenants and other occupants, the cost of any items for which Landlord is reimbursed by insurance, condemnation, refund, rebate or otherwise, any expenses for repairs or maintenance to the extent covered by and reimbursed to Landlord under applicable warranties, guarantees and service contracts, and any costs representing an amount paid to an entity related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship.

2.3	If at any time during a calendar year the Building is not at least 95% occupied or Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building, Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building. If Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined in such manner. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

3.	“Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within thirty (30) days after Tenant’s receipt of a statement from Landlord.

4.	Audit Rights. Tenant, within ninety (90) days after receiving Landlord’s statement of Expenses, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for the calendar year to which the statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Property is located. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit (unless such audit reveals an overpayment by Tenant of more than five percent (5%) in which case Landlord shall pay for the reasonable cost of the audit). Within ninety (90) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the ninety (90) day period or fails to provide Landlord with a Review Notice within the ninety (90) day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

EXHIBIT C
WORK LETTER
     This Exhibit is attached to and made a part of the Lease by and between NORMANDY LEXINGTON ACQUISITION, LLC, a Delaware limited liability company (“Landlord”) and GOMEZ, INC., a Delaware corporation (“Tenant”) for space in the Building located at 10 Maguire Road, Lexington, Massachusetts 02421.
1. CONDITION OF PREMISES.
As set forth in Section 3.1 hereof, Landlord shall deliver the Premises to Tenant with the Landlord Work Substantially Complete and in the condition required in Section 3 of the Lease. Provided that the Premises are delivered in said condition, Tenant shall accept the Premises in their then as-is condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto. The foregoing shall not affect Landlord’s repair obligations pursuant to Section 9 hereof.
2. PREPARATION OF PLANS.
Tenant has delivered to Landlord a conceptual space plan (the “Space Plan”, as more particularly shown in Exhibit A above) for the work to be performed by Landlord to prepare the Premises for Tenant’s occupancy (“Landlord Work”), which Space Plan includes (i) the addition of three (3) conference rooms and 3 — 4 additional private offices and (ii) an approximately 992 rsf network operations center room and an approximately 531 rsf server room adjacent to the network operations center room (collectively, the “Network Operations Center”). With respect to the Network Operations Center, the Landlord Work shall only include the construction of the actual rooms and the HVAC and electricity to the room as agreed upon in the Plans (defined below), and shall specifically not include any work in connection with the installation of cabling, servers or any other equipment to be used in connection with the Network Operations Center. Commencing on the date hereof and in consultation with the Tenant, construction plans and specifications for the Landlord Work consistent with the Space Plan (the “Draft Plans”) shall be prepared by Landlord’s architect, Cubellis, at Tenant’s sole cost and expense. On or before three (3) days after receipt thereof, Tenant shall approve of Draft Plans in writing or provide Landlord with a written detailed reason for Tenant’s disapproval, including how the Draft Plans do not conform to the Space Plan. The Draft Plans, as approved by Tenant in writing, shall be referred to herein as the “Plans”. In the event that the Tenant does not approve the Draft Plans, the Landlord shall cause the Architect within five (5) business days after receipt of Tenant’s written detail to provide revised Draft Plans. The Plans must be approved and the Landlord must be given the authorization to proceed with the Landlord Work no later than January 12, 2007.
Any approval or preparation by Landlord, or Landlord’s architects and/or engineers of any of Tenant’s drawings, plans and specifications which are prepared in connection with any construction in or about the Premises (including without limitation any change orders thereto) shall not in any way be construed or operate to bind Landlord or to constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications or the construction to which they relate, for any use, purpose, or condition.
Landlord shall be responsible, at Landlord’s sole cost, but as part of Landlord Work, for performing the work necessary to demise the Premises (the “Demising Work”), which Demising Work shall be performed with materials of the standard type, brand, and quality used generally by Landlord for leasehold construction throughout the Building.
3. PERFORMANCE OF WORK; CHANGE ORDERS.
The Landlord Work shall be performed by a general contractor chosen by Landlord (the “General Contractor”). Landlord shall enter into a contract with the General Contractor for performance of the Landlord Work according the Plans, which contract shall (i) contain a contract price of the cost of the Landlord Work (the “Contract Price”), (ii) include a complete unit cost breakdown of all materials and labor, which unit costs also shall apply to all change orders, (iii) itemize the Demising Work and (iv) otherwise be in a form mutually and reasonably acceptable to Landlord and Tenant (the “Construction Contract”). Landlord shall provide on-site construction management services at Tenant’s cost not to exceed four percent (4%) of the Contract Price. All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”).
Tenant may make additional changes to the Plans, subject to Landlord’s written approval, which shall not be unreasonably withheld, conditioned or delayed (except for matters relating to aesthetic issues relating to alterations or changes visible outside the Premises which Landlord may withhold in its sole discretion). Landlord shall notify Tenant in writing, within five business (5) days of Tenant’s change order request, of its approval or a detailed reason of its disapproval of such change order and a good faith estimate of the actual cost of, and additional time, if any, required to perform the work contemplated by such change order request. Tenant may, within five (5) business days of its receipt of such estimate, elect to rescind its request for such change order upon written notice to Landlord. All costs associated with any change order shall be the responsibility of Tenant, and shall be paid to Landlord, as additional rent and as a condition of the approval of such change, within five (5) business days of Landlord’s approval therefor.
4. IMPROVEMENT ALLOWANCE; TENANTS COSTS.
Landlord shall provide to Tenant an improvement allowance of $327,696.00 (which amount is equal to $15,000 plus the product of (i) $12.00 and (ii) the rentable square footage of the Premises) (the “Improvement Allowance”) to be applied against Tenant’s Costs (defined below) solely on account of the design and hard costs of Landlord Work. Notwithstanding the foregoing, Tenant may elect to apply up to $78,174.00 of the Improvement Allowance toward furniture and telecommunications cabling; provided, however, that the cost of the Landlord Work (excluding the Demising Work) does not exceed the Improvement Allowance. Tenant’s costs toward the Landlord Work shall be the actual cost of the Landlord Work (including preparation of the Plans), reduced by the costs related to the Demising Work, less the Improvement Allowance (“Tenant’s Costs”).
Within five (5) business days of notification from Landlord of the amount of Tenant’s Costs, which shall include an itemized breakdown from the General Contractor of the costs of Landlord Work, Tenant shall pay such amount, as additional rent, to Landlord. Thereafter, any additional amount of Tenant’s Costs accruing shall be payable, as additional rent, within five (5) business days after Tenant’s receipt of an accounting therefor. If the cost of Landlord Work is less than the Improvement Allowance, Tenant shall be allowed to apply one-half (1/2) of the remainder of the Improvement Allowance to Tenant’s Rent in the form of a Rent credit beginning with the next monthly installment of Rent due Landlord.
Landlord shall be under no obligation to apply any portion of the Improvement Allowance for any purposes other than as provided in this Work Letter, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, supplier, workers or material men.
5. CONSTRUCTION REPRESENTATIVES.
Landlord and Tenant shall furnish to the other a written list of such party’s authorized construction representatives for the Landlord Work. Only such construction representatives are authorized to sign any change order, or disbursement request for any allowance, receipt, or other document on behalf of such party related to the Landlord Work, and without the signature of such authorized construction representative, no such document shall be binding upon the party. Each party may from time to time change or add to the list of authorized construction representatives by giving the other written notice of the addition or change. Landlord’s initial construction representative is Jeff Rines. Tenant’s initial construction representative is Rick Darer.
6. NETWORK OPERATIONS CENTER.
In connection with the construction of the Network Operations Center, the following additional provisions shall apply:
(i) Prior to the commencement of construction of any portion of the Network Operations Center, Tenant shall have obtained an engineer’s certificate acceptable to Landlord from an engineer acceptable to Landlord in its sole discretion that the Building’s floor load is sufficient for the Tenant’s proposed equipment and systems to be located in the Network Operations Center (the “Tenant Systems”) and that the Tenant Systems will not adversely affect the Building’s systems and power.
(ii) After completion of the Network Operations Center, and prior to any use and occupancy of the Premises, Tenant shall obtain an engineer’s certificate acceptable to Landlord from an engineer acceptable to Landlord in their sole discretion that the Building’s floor load is sufficient for the Network Operations Center as built and that the Network Operations Center, as built, will not adversely affect the Building’s systems and power, which certificate shall be obtained at Tenant’s sole cost and expense. In the event such engineer will not certify that the Building’s floor load capacity is sufficient for the Network Operations Center as built, Landlord shall immediately reconfigure and/or dismantle such portions of the Tenant Systems as necessary to meet the Building’s floor load capacity on behalf of and for the account of Tenant, in which case all expenses so incurred by Landlord in connection therewith shall be paid by Tenant to Landlord, as additional rent hereunder, immediately upon Landlord’s demand therefor, and Tenant shall waive any claim against Landlord for trespass or conversion.
(iii) Tenant shall not engage in or allow, and Landlord reserves the right to prohibit any use of the Premises (including without limitation the Network Operations Center) that (w) results in vibrations or noise which can be felt or heard outside of the Premises, (x) exceeds the capacity of the utilities and services currently serving the Premises, Building and Property (including without limitation electrical and chilled water service), (y) interferes with the use and enjoyment of the Building, or the operation of satellite or communications or computer devices by Landlord or by other subtenants or licensees, including, but not limited to, providers of communications services, or by other occupants of the Building or (z) is otherwise a nuisance and/or potential health hazard to other tenants of the Building. In the event Tenant’s use of the Network Operations Center violates (w) — (z) above, Tenant shall immediately discontinue such offending use upon notice from Tenant (written or oral) and failure to do so shall be deemed a material default under this Lease.
(iv) Except to the extent consented to by Landlord in writing prior to the Expiration Date or earlier termination of this Lease (a copy of which consent shall be delivered to Landlord prior to the Expiration Date), Tenant shall, at its own expense and before the end of the term hereof (a) remove all alterations, fixtures and improvements to the Premises that are a part of the Network Operations Center (including without limitation cabling), (b) repair all damage resulting from the installation or subsequent removal of the items specified above and (c) otherwise surrender the Network Operations Center portion of the Premises in compliance with this Lease.
(v) Tenant shall indemnify Landlord and their respective officers, employees, contractors, tenants, subtenants, and agents against, and hold such parties harmless from, any damage, loss, claim, liability, or expense, including without limitation reasonable attorneys’ fees, arising out of the construction and use of the Network Operations Center, including without limitation (a) any and all interruption of services to the Building resulting from the Network Operations Center operations, (b) damage to the Premises, Building and/or Property resulting from the installation, use and/or removal of the Network Operations Center and (c) any breach by Tenant of the provisions of this Section 6(v). The provisions of this Section 6(v) shall survive the termination of this Lease.

EXHIBIT D
COMMENCEMENT LETTER
(EXAMPLE)

Date

Tenant

Address

Re:	Commencement Letter with respect to that certain Lease dated as of the 11th day of December, 2006, by and between NORMANDY LEXINGTON ACQUISITION, LLC, a Delaware limited liability company, as Landlord, and GOMEZ, INC., a Delaware corporation, as Tenant, for 26,058 rentable square feet on the third floor of the Building located at Building located at 10 Maguire Road, Lexington, Massachusetts 02421.

Dear	:
     In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:
1.	The Commencement Date of the Lease is ;

2.	The Termination Date of the Lease is .
     Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.
Sincerely,

Authorized Signatory

Agreed and Accepted:

Tenant: GOMEZ, INC.

By:

Name:

Title:

Date:

D-1

EXHIBIT E
BUILDING RULES AND REGULATIONS
1.	The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.

2.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

3.	Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees shall be paid for by Tenant and Landlord shall not be responsible for the damage.

4.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

5.	Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

6.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

7.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. Landlord has no obligation to allow any particular telecommunication service provider to have access to the Buildings or to the Premises. If Landlord permits access, Landlord may condition the access upon the payment to Landlord by the service provider of fees assessed by Landlord in Landlord’s sole discretion.

8.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld, conditioned or delayed. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

9.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

10.	Corridor doors, when not in use, shall be kept closed.

11.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlords reasonable opinion, constitute a nuisance.

12.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

13.	No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C., Section 9601 et seq., M.G.L. c. 21C, M.G.L. c. 21E or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

14.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

15.	Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

16.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

17.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

18.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

19.	Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable systems and procedures.

20.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

21.	Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building.

Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

22.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

23.	Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

24.	The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT F
ADDITIONAL PROVISIONS
     This Exhibit is attached to and made a part of the Lease by and between NORMANDY LEXINGTON ACQUISITION, LLC, a Delaware limited liability company (“Landlord”) and GOMEZ, INC., a Delaware corporation (“Tenant”) for space in the Building located at 10 Maguire Road, Lexington, Massachusetts 02421.
A. Extension Option
     Provided the original Tenant (or tenant under a Permitted Transfer) named herein is itself occupying at least 75% of the Premises at the time of giving its notice to exercise its option and at the commencement of the Extension Term (as defined herein), Tenant shall have the right and option to extend the Term for one (1) additional period of five (5) years (“Extension Term”). The right and option to so extend the term shall be personal to the Tenant executing this Lease and such right and option may not be assigned or transferred to any other party or entity. The Extension Term is to commence immediately upon expiration of the initial six (6) year Term (the “Original Term”), provided that Tenant shall give Landlord notice of Tenant’s exercise of such option by no later than nine (9) months and no earlier than twelve (12) months prior to the then scheduled expiration of the Original Term, and provided further that no Default exists at the time of giving such notice or at the commencement of the Extension Term. If a Default exists at the time of giving such notice or at the time of commencement of the Extension Term, Tenant’s exercise of such option shall, at the option of Landlord, be null and void and of no further force and effect. Prior to the exercise by Tenant of any such option, the expression “Term” shall mean the Original Term. Except as expressly otherwise provided in the following paragraph, all the terms, covenants, conditions, provisions and agreements in the Lease contained herein shall be applicable to the Extension Term, except that there shall be no further extension terms. If Tenant shall give notice of its exercise of said option to extend in the manner and within the time period provided aforesaid, the Term shall be extended upon the giving of such notice without the requirement of any further action on the part of either Landlord or Tenant. If Tenant shall fail to give timely notice of the exercise of such option as aforesaid, Tenant shall have no right to extend the Term of this Lease, time being of the essence of the foregoing provisions.
     The Annual Base Rent payable during the Extension Term shall be the greater of (a) an amount equal to the Fair Market Rent for the Premises as of the commencement date of the Extension Term or (b) the Annual Base Rent payable in the year immediately preceding the Extension Term. The Fair Market Rent shall be determined in accordance with the provisions set forth below. If for any reason the Annual Base Rent payable during the Extension Term has not been determined as of the commencement date of the Extension Term, Tenant shall pay the Annual Base Rent payable for the year immediately preceding the commencement of the Extension Term until the Annual Base Rent for the Extension Tenn is determined, at which time, an appropriate adjustment, if any, shall be made.
     The Fair Market Rent shall mean the anticipated rent for the Premises as of the commencement of the Extension Term under market conditions then existing. No later than the one (1) month after Tenant’s Extension Notice, Landlord shall notify Tenant of Landlord’s estimate of the Fair Market Rent. No later than fifteen (15) days after such notification, Tenant may dispute Landlord’s estimate of Fair Market Rent upon written notice thereof to Landlord which written notice shall contain Tenant’s estimate of the Fair Market Rent. If Tenant disputes Landlord’s estimate of Fair Market Rent within such fifteen (15) day period, then the Fair Market Rent shall be determined by agreement between Landlord and Tenant during the next thirty (30) day period (the “Discussion Period”), but if Landlord and Tenant are unable to agree upon the Fair Market Rent during the Discussion Period, then the Fair Market Rent shall be determined by the determination of a board of three (3) appraisers as hereafter provided, each of whom shall have at least five (5) years experience in the Lexington office rental market and each of whom is hereinafter referred to as “appraiser”, Tenant and Landlord shall each appoint one such appraiser and the two appraisers so appointed shall appoint the third appraiser (the “Neutral Appraiser”) which Neutral Appraiser shall have no then-existing relationship with Landlord or Tenant. The cost and expenses of each appraiser appointed separately by Tenant and Landlord shall be borne by the party who appointed the appraiser. The cost and expenses of the third appraiser shall be shared equally by Tenant and Landlord. Landlord and Tenant shall appoint their respective appraisers no later than fifteen (15) days after the expiration of the Discussion Period and shall designate the appraisers so appointed by notice to the other party. The two appraisers so appointed and designated shall appoint the Neutral Appraiser no later than fifteen (15) days after the end of the Discussion Period and shall designate such appraiser by notice to Landlord and Tenant. The Neutral Appraiser shall then choose either the Landlord’s estimate of Fair Market Rent or the Tenant’s estimate of Fair Market Rent as the Fair Market Rent of the space in question as of the commencement of the Extension Term and shall notify Landlord and Tenant of its determination no later than sixty (60) days after the end of the Discussion Period. The Fair Market Rent of the subject space determined in accordance with the provisions of this Section shall be deemed binding and conclusive on Tenant and Landlord. Notwithstanding the foregoing, if either party shall fail to appoint its appraiser within the period specified above (such party referred to hereinafter as the “failing party”) the other party may serve notice on the failing party requiring the failing party to appoint its appraiser within ten (10) days of the giving of such notice and if the failing party shall not respond by appointment of its appraiser within said (10) day period, then the appraiser appointed by the other party shall be the sole appraiser whose choice of either the Landlord’s or the Tenant’s estimate of Fair Market Rent shall be binding and conclusive upon Tenant and Landlord. All times set forth herein are of the essence.
B. Right of First Offer
     Subject to the terms and conditions set forth below and except for (a) the initial leasing of the approximately 14,951 rentable square feet of the currently vacant space adjacent to the Premises and (b) any renewals of or extensions under leases existing as of the date hereof for any portion of the second (2nd) floor of the section of the Building known as “building 3” (being the Landlord’s lease with Bladelogic, Inc.), Tenant shall have a “Right of First Offer” to lease (i) any remaining space in the section of the Building known as “building 3” located on the third (3) floor and (ii) up to 12,000 but not less than 8,000 contiguous rentable square feet of the second (2nd) floor of the section of the Building known as “building 3” (collectively (i) and (ii) being the “ROFO Space”) for a term which shall be coterminous with the Term then in effect, provided that if Landlord offers ROFO Space to Tenant and there shall be less than three (3) years remaining in the then current Term, then Tenant’s Right of First Offer for such ROFO Space shall be contingent upon Tenant effectively exercising its option, if any, to extend the Term pursuant to Paragraph A above at the same time as it exercises such Right of First Offer, and the term of the ROFO Space shall be for the same Term as extended. Landlord will notify Tenant of its plans to market any portion of the ROFO Space for lease to any unrelated third party. Landlord’s notice shall specify the size and location of the ROFO Space that it plans to market, Landlord’s estimate of the Fair Market Rent (as defined in Paragraph A above) for such ROFO Space, the date of availability o f such ROFO Space and all other material terms and conditions which will apply to such ROFO Space. Tenant will notify Landlord within ten (10) business days of Landlord’s notice if Tenant wishes to lease such ROFO Space from Landlord on the terms and conditions so specified. If Tenant notifies Landlord that it wishes to lease the ROFO Space, Landlord and Tenant shall execute an amendment to this Lease incorporating the ROFO Space into the Premises upon the terms contained in Landlord’s notice within ten (10) business days. If Tenant fails to notify Landlord within said ten (10) business Day period that Tenant intends to lease such ROFO Space, or fails to simultaneously exercise its option to extend, if necessary, or fails to execute a lease agreement for such ROFO Space within ten (10) business days of Tenant’s notice of intent to Landlord, Tenant shall be deemed to have waived its rights with respect to the ROFO Space and Landlord shall be entitled to lease all or any portion of such ROFO Space to any third party or parties on such terms and conditions, including, without limitation, options to extend the term of such lease and/or expand the premises under such lease, and for such rent as Landlord determines, all in its sole discretion, and the Right of First Offer with respect to any such space shall be of no further force or effect.
     Notwithstanding any contrary provision of this Paragraph B or any other provision of this Lease, any Right of First Offer and any exercise by Tenant of any Right of First Offer shall be void and of no effect unless on the date Tenant notifies Landlord that it is exercising the Right of First Offer and on the commencement date of the amendment for the ROFO Space (i) this Lease is in full force and effect and (ii) no Default of Tenant has occurred under this Lease which remains continuing and uncured after any applicable notice and opportunity to cure, and (iii) except for Permitted Transfers or sublets of less than twenty-five (25%) percent of the Premises, Tenant shall not have assigned this Lease, and there shall not be any sublease or subleases in effect as of the commencement of the term of the Lease for any of the ROFO Space as of the date of Landlord’s notice of the ROFO Spaces availability.
C. Parking
     Tenant is specifically granted non-reserved vehicle access to the parking lot located adjacent to the Building at a ratio of three and one-half (3.5) vehicle spaces per each one thousand (1,000) rentable square feet of the Premises (i.e. non-reserved parking for ninety-one (91) motor vehicles based upon the Tenant’s occupancy of 26,058 rentable square feet; the foregoing referred to herein as “Tenant’s Parking Rights”). Tenant’s Parking Rights shall be non-transferable (directly or indirectly) to any other institutions, entities or individuals. Tenant’s use of the Tenant’s Parking Rights shall be limited to Building Service Hours, and overnight parking at the Building shall be strictly prohibited.
     Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the parking lot. Landlord shall not be liable for any loss, injury or damage to persons using the parking lot or automobiles or other property thereon, it being agreed that, to the fullest extent permitted by law, the use of the parking lot and the parking spaces shall be at the sole risk of Tenant and its employees. Except for emergency repairs; Tenant and its employees shall not perform any work on any automobiles while located in the parking lot.
     Tenant’s Parking Rights shall be subject to such reasonable rules and regulations therefor as may be set and changed with reasonable prior notice by the Landlord from time to time and uniformly enforced by Landlord during the Term. Tenant’s Parking Rights above are non-assignable and intended solely for the use of Tenant’s employees working from and business invitees to the Premises; and as such Tenant shall not offer them for “use” or “license” to any other entity, the general public, or any other tenants of the Building. All such appurtenant rights for parking as set forth in this Section are automatically terminated upon termination of this Lease, and shall have no separate independent validity or legal standing. Landlord reserves the right to relocate and/or temporarily close any or all of the parking facilities to the extent necessary in the event of a casualty or governmental taking or for maintenance and repairs of the parking facility provided Landlord shall reopen the same or provide replacement parking facilities as soon as practicable thereafter.
D. Tenant Identification
     Landlord shall provide, in the Building-standard format, Tenant’s name in the Building directories. Subject to the approval of Landlord as to conformance with the Property’s sign criteria and subject to the approval of all applicable governmental authorities, Landlord shall, at Tenant’s sole cost and expense, install Tenant’s signage in Building standard format on the existing exterior directories outside the Building in a location to be determined by Landlord in Landlord’s reasonable discretion, it being understood by Tenant that space on such monument sign shall be shared with other tenants of the Building.
     In the event (i) Tenant is leasing a minimum of 72,000 rsf of space in the section of the Building known as “building 3”, Tenant may, subject to the approval of Landlord as to conformance with the Property’s sign criteria and subject to the approval of all applicable governmental authorities, install exterior signage on the portion of the Building known as “building 3” (the “Exterior Signage Right”). Such signage shall be installed by Landlord at Tenant’s sole cost and expense, and Tenant shall be responsible for obtaining all required permits and approvals at Tenant’s sole cost and expense. Subject to the rights of other tenants of the Property existing as of the date hereof, Landlord agrees that Landlord shall not grant the right to install exterior signage on the section of the Building known as “building 3” to any other tenant of the Property if such tenant is leasing less than 72,000 rsf of space in the section of the Building known as “building 3”. Tenant acknowledges that in the event (x) another tenant of the Property is leasing at least 72,000 rsf of space in the section of the Building known as “building 3” and (y) Tenant’s Exterior Signage Right has not vested or has not been exercised by Tenant, then Landlord may, at Landlord’s sole discretion, grant such exterior signage rights to the Building to such other tenants of the Property leasing at least 72,000 rsf of space in the section of the Building known as “building 3”. Tenant further acknowledges that if Tenant’s Exterior Signage Right has not vested or has not been exercised by Tenant, and another tenant of the section of the Building known as “building 3” has exercised its right to exterior signage with respect to the section of the Building known as “building 3”, then Tenant’s Exterior Signage Right shall be subordinate to such other tenant’s right.

E. Backup Generator
Tenant may, subject to the terms and conditions of this Lease, including without limitation Section 9 above, install and maintain a back-up electrical diesel-powered generator to serve the Premises in a location and with a contractor determined by Landlord in Landlord’s sole discretion, and further subject to the following conditions: (i) Tenant shall provide, install, operate and maintain such generator at its sole cost and expense (including the cost of fuel and, if applicable, connection to such fuel source), (ii) Tenant shall submit to Landlord for its review and approval plans and specifications for such generator, (iii) the installation and maintenance of such generator shall be in a good and workmanlike manner and in accordance with all reasonable directions of Landlord relative thereto, (iv) Tenant shall obtain, at Tenant’s sole cost and expense, all necessary permits and approvals which may be required from all governmental authorities and shall provide copies of same to Landlord for Landlord’s review and approval prior to the commencement of any work and (v) a certification in form and content and from an engineer reasonably acceptable to Landlord certifying that all appropriate permits and approvals have been secured. Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all Losses, which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury resulting from the installation, maintenance, operation and/or removal of such generator.

EXHIBIT G
NOTICE OF LEASE
Notice is hereby given pursuant to Chapter 183, Section 4 of the General Laws, of a lease upon the following terms:

Landlord:	Normandy Lexington Acquisition LLC, a Delaware limited liability company

Tenant:	Gomez, Inc., a Delaware corporation

Date of Lease Execution:	December 11, 2006

Premises:	26,058 rentable square feet on the third floor of “Building 3” of the building located on the land more particularly described on Exhibit A attached hereto and incorporated herein.

Term and Commencement Date:	A period of seventy-two (72) months commencing on the earlier of (i) the date Landlord delivers the Premises to Tenant with the Landlord Work Substantially complete (as defined in the Lease) and (ii) the date that tenant commences operations in the Premises and ending on the last day of the seventy-second (72nd) month following the commencement date.

Extension Options:	Subject to the terms of the Lease, one (1) extension option of five (5) years.

Rights of First Offer:	Subject to the terms of the Lease, Tenant has a “Right of First Offer” during the Term of the Lease to lease certain space on the second and third floor of “Building 3” as more particularly set forth in the Lease.
To the extent that there are any inconsistencies between the Lease referred to herein and this Notice of Lease, the Lease shall govern.
[signatures on following page]

G-6